News Release

July 6, 2022

SSR MINING ANNOUNCES CLOSING OF SALE OF PITARRILLA PROJECT TO ENDEAVOUR SILVER

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") is pleased to announce that it has closed the sale of the Pitarrilla project in Durango, Mexico to Endeavour Silver Corp. (TSX: EDR; NYSE: EXK) (“Endeavour Silver”) following the receipt of all required regulatory approvals and satisfaction of all closing conditions. As consideration for the sale, SSR Mining received US$35 million in cash, US$35 million in shares of Endeavour Silver, and a 1.25% net smelter return royalty on the Pitarrilla property.

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing assets located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789

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